CONSENT OF ROBERT GILL

In connection with NovaGold Resources Inc.’s registration statement on Form F-10 originally dated December 16, 2011, and any amendments thereto and any registration statements filed pursuant to Rule 429 under the United States Securities Act of 1933, as amended, and any documents incorporated by reference therein (the “Registration Statement”), I, Robert Gill, hereby consent to references to my name and to my involvement in the preparation of a technical report entitled “Galore Creek Copper-Gold Project NI 43-101 Technical Report on Pre‑Feasibility Study, British Columbia – Canada” dated September 12, 2011 (the “Technical Report”) in the Registration Statement, and to the inclusion and incorporation by reference of information derived from the Technical Report in the Registration Statement.

DATED:   January 5, 2012

/s/ Robert Gill
Name: Robert Gill